EXHIBIT 99.1


AIR METHODS
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                                              The #1 Airborne Healthcare Company

            AIR METHODS ANNOUNCES ANTICIPATED SECOND QUARTER RESULTS Significantly Higher Weather Cancellations Impact Flight Volume

DENVER, CO., July 22, 2003 -- Air Methods Corporation (NASDAQ: AIRM), the world's largest air medical transportation company, today provided an update of anticipated financial results for its second quarter that ended June 30, 2003.

As previously disclosed, weather cancellations were higher in April as compared with the prior year. This pattern continued deep into June resulting in significantly higher weather cancellations for the entire quarter. For community-based programs in operation during both the current and prior year second quarters, weather cancellations were 487 transports higher than in the prior year quarter, a 53% increase. Despite the increase in missed flights, the Company is anticipating net income per basic share for the quarter between $0.12 and $0.15, only slightly below the prior year quarter. This expectation is subject to change pending final closing entries and quarterly review by the Company's independent auditors.

"The severe weather during our second quarter impacted primarily our operations in the midwest, east and southeast locations," commented Aaron Todd, Air Methods' chief executive officer. "Typically, weather patterns that prohibit flight activity begin to moderate earlier in the second quarter. We did not see more typical summer conditions until late June this year. Since a majority of our operating costs are fixed in nature, flight volume shortfalls, especially within our community-based operations, have a significant impact on earnings."

Mr. Todd continued, "With these increased weather cancellations impacting operations deep into the second quarter, our ability to achieve our beginning of the year objective to grow net income by 20% is now improbable. However, we are very optimistic about achieving strong growth in earnings during the second half of 2003. To date, July flight volume projects an improvement of 9% over June, reflecting a return to more normal summer weather conditions. In addition, the Company was successful in securing sizeable reductions in insurance costs effective July 1st and has achieved most of its cost reduction initiatives specific to integrating Rocky Mountain Holdings, L.L.C. (RMH). Finally, improvement in operating results from the Products Division is anticipated due to a recent purchase order received for 11 HH-60L Multi-Mission Medevac Systems for which production commenced during the third quarter. These factors support the Company's internal projections of earnings growth in excess of 20% for the remainder of the year. These projections assume, however, a return to more normal weather patterns and are subject to other risk factors disclosed in our public filings."

Mr. Todd concluded, "Despite these weather challenges, we are very pleased with the integration of RMH. We have realized great efficiency within our operations, including price reductions attributed to greater purchasing power and decreases in overhead costs. We have continued to grow our business at an unprecedented level, especially within the community-based operations. We have expanded to six new locations within this division since finalizing the acquisition of RMH last October. We believe these factors position Air Methods to generate strong financial performance in the future."

Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical  transportation,  medical  services  and technology. The Air Medical
Services Division is the largest provider of air medical transport services for hospitals in the world. The LifeNet division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 160 helicopters and fixed wing aircraft.


                                                AIRM
                                                NASDAQ
                                                LISTED


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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; successful integration of RMH operations and other matters set forth in the Company's public filings.
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CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or RCG Capital
Markets Group at (480) 675-0400. Please contact Christine Fuller at (303) 792-7579 to be included on the Company's fax and/or e-mail list.


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